LIBERTY SILVER ANNOUNCES COMPLETION OF SUCCESSFUL GEOPHYSICAL PROGRAM AT TRINITY PROPERTY

PROGRAM CONFIRMS POTENTIAL TO EXPAND CURRENT RESOURCE AND

IDENTIFIES SIGNIFICANT EXPLORATION TARGETS

Toronto, ON – May 22, 2012: Liberty Silver Corp. (TSX: LSL, OTCBB: LBSV) (“Liberty Silver” or the “Company”) is pleased to announce the successful completion of its 2012 geophysical program at the Trinity Project, located in Pershing County, Nevada.  The Gravity and Induced Polarization (IP) surveys were successful in locating significant new drilling targets concealed by alluvial cover and in delineating the structural fabric of the district.  The geophysics program was designed and interpreted by Jim Wright of J.L. Wright Geophysics.  All the new data and the substantial amount of historic data relating to past operations at the Trinity Project have been input into a GIS database which will be used to further define future drilling and development of the current resource and multiple exploration targets.

Under the direction of Mr. Wright, Magee Geophysical Services of Reno, Nevada conducted the gravity survey consisting of 532 stations covering approximately 26 square kilometers.  The survey delineated the shallow eastern edge of the Sage Valley basin.  High-angle structures of two primary orientations offset the Tertiary volcanic-pre-Tertiary sediment package into a complex series of steps resulting in structurally defined basins.  Most notable is a graben filled with volcanic rocks which hosts the Trinity silver deposit that is underlain by a chargeability anomaly.  A second major chargeability anomaly south of the Trinity pit is located in the same graben.

A possible northern extension of the Trinity silver deposit is hypothesized based upon the gravity survey.  Historic IP data, acquired in 1983 (the “Historic IP”), indicates a possible northern continuation over this area as well.  Historic airborne magnetic results coupled with the gravity and new IP also suggest a continuation of the known mineralization to the southwest along the Trinity fault.  The gravity and Historic IP data, coupled with several other data sets, indicate that several target areas exist, including two possible target areas along the strike extensions to the known silver mineralization, and several other untested chargeability anomalies similar to that of the Trinity silver deposit.

Based upon the gravity and historic geophysical results, eleven (11) IP lines (35 line kilometers) were completed by Zonge Geoscience to enhance the level of detail of the chargeability anomalies detected in the Historic IP survey.  All eleven lines detected chargeability responses consistent with that survey.  Most notable is a strong chargeability zone located approximately 500 meters (“m”) south of the known Trinity silver deposit and is defined by four IP lines from the new IP survey.  The strike length of this anomaly is greater than 600m and is still open to the north and south and ranges from 500m to 700m in width in an east west direction. Furthermore, the graben interpreted from the gravity survey is further supported by the new IP results, thus increasing the thickness of the favorable host rock package.  U.S. Borax (“USB”), the former operator at Trinity, drilled three holes into this zone in the mid-1980s and all three holes intersected considerable silver mineralization but due to low silver prices, further delineation of the silver mineralization was not carried out.  The USB drill holes also stopped short of testing the chargeability anomaly found by the new survey.  The three holes (S-21, S-70, and S-132) encountered silver mineralization ranging from 2.0 grams/tonne in an interval of 1.5m to 43 grams/tonne in an interval of 1.5m but were not drilled to conform to National Instrument (NI) 43-101 standards and, while significant, are considered as non-compliant historic data only.

Bill Tafuri, President and COO, said, "The results of these surveys are very encouraging and they demonstrate the potential for extending the known resource under the covered areas.  They also have defined specific targets to drill under the covered areas making our exploration program much more focused and cost effective".

Liberty Silver is currently completing its initial drilling program on the Trinity Property.  Assayed results from the program are expected to be released in the near term.

Tim Percival, MA, CPG, of Reno, Nevada, a consultant for Liberty Silver, has reviewed the technical data in this press release and he is a Qualified Person as defined by NI 43-101.

About Liberty Silver Corp.

Liberty Silver Corp. is focused on exploring and developing mineral properties located in North America.  A skilled, experienced, management team and board of directors with significant experience managing exploration, development and mining projects lead the Company.  The Company is committed to creating value for its shareholders by advancing its current projects utilizing its mitigated risk approach to production, developing new resources on its current properties, and by acquiring new properties that have the potential to increase their resource base.  The Trinity Silver project, located in Pershing County, Nevada is the Company’s flagship project.  Liberty Silver has the right to earn a joint venture interest in the 10,476 acre Trinity property from Renaissance Gold Inc. (“Renaissance”) pursuant to the terms of an Earn-In Agreement.  Renaissance acquired its rights to the Trinity property from Newmont Mining USA Limited and the Company is indirectly subject to the rights and obligations of Renaissance under its agreement with Newmont Mining USA Limited.

For additional information:

Kevin O’Connor, Investor Relations

Telephone: (416) 962-3300

Email: ko@spinnakercmi.com

Manish Z. Kshatriya, Executive VP & CFO

Telephone: (888) 749-4916

Email: mkshatriya@libertysilvercorp.com

www.libertysilvercorp.com

The Toronto Stock Exchange does not accept responsibility for the adequacy or accuracy of this release.  No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

This News Release includes certain "forward-looking statements". These statements are based on information currently available to the Company and the Company provides no assurance that actual results will meet management's expectations. Forward-looking statements include estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as "believes", "anticipates", "expects", "estimates", "may", "could", "would", "will", or "plan". Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, results of exploration, project development, reclamation and capital costs of the Company's mineral properties, and the Company's financial condition and prospects, could differ materially from those currently anticipated in such statements for many reasons such as: changes in general economic conditions and conditions in the financial markets; changes in demand and prices for minerals; litigation, legislative, environmental and other judicial, regulatory, political and competitive developments; technological and operational difficulties encountered in connection with the activities of the Company; and other matters discussed in this news release. This list is not exhaustive of the factors that may affect any of the Company's forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on the Company's forward-looking statements. The Company does not undertake to update any forward-looking statement that may be made from time to time by the Company or on its behalf, except in accordance with applicable securities laws.